Exhibit 3

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement Nos. 333-12036, 333-12050, 333-13052, 333-13112, 333-13176, 333-14144, 333-110953, 333-117922 and 333-178350 on Form S-8 and Nos. 333-171806 and 333-181552 on Form F-3, and to the use in this Annual Report on Form 40-F of our reports dated November 28, 2012 relating to the consolidated financial statements of Royal Bank of Canada and the effectiveness of Royal Bank of Canada’s internal control over financial reporting for the year ended October 31, 2012.

/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Canada
November 29, 2012